UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):          May 23, 2005

TEKELEC

(Exact name of registrant as specified in its charter)

California	0-15135	95-2746131

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26580 W. Agoura Road, Calabasas, California		91302

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:          (818) 880-5656

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers	1

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     The Company’s Board of Directors appointed Gregory Rush as the Company’s Vice President and Corporate Controller effective May 23, 2005 upon the commencement of Mr. Rush’s employment with the Company. In that role, Mr. Rush serves as the Company’s principal accounting officer.

     Pursuant to an employment offer letter agreement effective as of April 26, 2005 between the Company and Mr. Rush, Mr. Rush’s starting annual base salary is $200,000, and he is entitled to receive signing and guaranteed bonuses for 2005 in the total amount of up to $80,000. In connection with the commencement of his employment, Mr. Rush was granted, subject to the terms and conditions of the Company’s 2004 Equity Incentive Plan for New Employees, options to acquire 75,000 shares of the Company’s Common Stock and restricted stock units (“RSUs”) for 17,281 shares of such Common Stock. The exercise price of the options is $13.02 per share (i.e., the closing sales price of the Common Stock on May 23, 2005), and the options will vest as to 18,750 shares on May 23, 2006 and as to the remaining 56,250 shares in 12 equal quarterly installments commencing on September 30, 2006, provided Mr. Rush remains an employee of the Company through each such vesting date. The RSUs will vest, and the shares of Common Stock subject to the RSUs will automatically be issued, on May 23, 2006, provided Mr. Rush remains an employee of the Company through such date and subject to acceleration under certain circumstances relating to termination of employment.

     The Company and Mr. Rush also entered into an indemnification agreement providing for the Company (i) to indemnify Mr. Rush to the fullest extent permitted by California law against any and all indemnifiable amounts arising out of or resulting from any threatened, pending or completed legal action or proceeding, whether initiated by a third party or by or in the right of the Company, arising out of or relating to Mr. Rush’s service as an officer, employee or other agent of the Company or any other corporation or enterprise for which he serves at the Company’s request and (ii) advance expenses to Mr. Rush in advance of the settlement of or final judgment in any such action or proceeding, provided that Mr. Rush will be required to repay any such advanced expenses if a court ultimately determines that Mr. Rush is not entitled to be indemnified by the Company. The indemnification agreement is not exclusive of any other indemnification rights Mr. Rush may have under the Company’s Articles of Incorporation or Bylaws, under the California General Corporation Law, as a result of any vote of shareholders or disinterested directors of the Company, or otherwise. The indemnification agreement is in the form of the indemnification agreement entered into between the Company and its directors and executive officers effective as of April 7, 2005, which form of indemnification agreement is included as Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 0-15135) as filed with the Securities and Exchange Commission on April 13, 2005.

     There were no other arrangements or understandings between Mr. Rush and any other persons pursuant to which Mr. Rush was appointed as an officer of the Company.

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     Prior to the commencement of his employment with the Company, Mr. Rush served as Senior Director of Finance, External Reporting and Acquisitions, of Siebel Systems, Inc. (“Siebel”) from May 2000 until May 2005. From January 2000 until May 2000, Mr. Rush served as Corporate Controller of OpenSite Technologies Inc. which was acquired by Siebel in May 2000. Mr. Rush is 37 years old.

     As of May 23, 2005 and as a result of the appointment of Mr. Rush as the Company’s Vice President and Corporate Controller, William H. Everett, the Company’s Senior Vice President and Chief Financial Officer, ceased to serve as the Company’s principal accounting officer. Mr. Everett continues to serve as the Company’s principal financial officer.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tekelec
Dated: May 25, 2005	By:	/s/ Frederick M. Lax
Frederick M. Lax
Chief Executive Officer and President

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